                                                                                                                                                    Exhibit 99

Parent of CFBank,  NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	February 4, 2020
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CENTRAL FEDERAL CORPORATION, PARENT OF CFBANK, ANNOUNCES RECORD PRE-TAX NET INCOME FOR THE QUARTER AND YEAR.  NET INCOME MORE THAN DOUBLED COMPARED TO PRIOR YEAR

Columbus,  Ohio – February 4, 2020 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) the parent of CFBank, today announced financial results for the fourth quarter and year ended December 31, 2019.

Fourth Quarter and Full Year 2019 Highlights

•	Net income for the quarter more than doubled (up 133%) when compared to the same quarter of 2018. For the full year, net income was up 125% when compared to full year 2018.
•	Earnings per share (EPS) for the full year 2019 increased 103% to $2.03 when compared to 2018.
•	Return on average assets (ROA) increased to 1.45% for the quarter and 1.30% for the full year.
•	Book Value per common share at December 31, 2019 increased 18.0% (up $1.89), to $12.40 per share compared to December 31, 2018.
•	Net loans and leases increased 20.5% since December 31, 2018.
•	Credit quality remains strong, as CFBank experienced net recoveries of $126,000 for 2019, which was the sixth consecutive year of net recoveries.
•

Noninterest income for the year increased by 332% when compared to 2018 due primarily to the investment in expanding the residential mortgage lending business, coupled with gain on sale of SBA loans and swap fee income.

Timothy T. O’Dell, President and CEO, commented, “During 2019, our CF Team continued to elevate significantly our results and performance, including doubling both Net Income (up 125%) and EPS (up 103%) along with increasing Book Value by 18%, while achieving an overall ROA for the year of 1.30%.  We are pleased with 2019’s results and our earnings trajectory, which we believe should compare very favorably in many areas to our top performing peers.   As we enter 2020, we are highly encouraged by our strong market pipelines and considerable business opportunities, which we believe will enable us to build upon our 2019 Earnings performance and business successes.

“CFBank’s combination of strong credit discipline coupled with our high performing sales culture, has consistently produced quality loan and business growth.  For 2020, we are focused on balancing our Commercial Banking business among our three major market regions of Columbus, Cleveland and Cincinnati, as well as continuing to diversify through SBA Lending, Owner Occupied Commercial Real Estate, and Equipment Financing.

“Our 2020 business objectives include proactively and prudently positioning our Bank for the business cycle.  We have begun a number of initiatives aimed at enhancing risk/reward, which include adjusting our loan mix and concentrations to emphasize an increase in lower risk earning assets and loan types.  We believe this can be accomplished without sacrificing growth.  In addition, on the liability side of our balance sheet, we are investing in expanding our cash management business. Our Residential Mortgage Lending volumes were up strongly during 2019.  Also, we have made great strides during this past year with streamlining and improving operating efficiencies and enhancing mortgage loan processes and flow.

“We enter 2020 feeling bullish and with solid momentum and pipelines in essentially all of our lines of business. Additionally, we have increased our depth of talented and proven high performers. We are just getting Revved up!”

Robert E. Hoeweler, Chairman of the Board, added “Our profit performance for both the fourth quarter and full year reflect our dedication to setting a high performance bar for our Bank, and we have a team built to meet and exceed our goals and our action phrase for the coming year, as coined by our CEO Tim O’Dell, “We are just getting revved up”.  The hard work put in by our CF Team is reflected in our results for 2019.  In addition, the capital infused in the fourth quarter of 2019 will open many options for growth, both through continued organic growth and possibly through select acquisitions.  We are closing in on our goal of reaching $1 billion of assets.”

Overview of Results

Net income for the three months ended December 31, 2019 totaled $3.0 million and increased $1.7 million, or 133.3%, compared to net income of $1.3 million for the three months ended December 31, 2018.  Net income attributable to common stockholders for the three months ended December 31, 2019, totaled $3.0 million (or $0.51 per diluted common share) and increased $1.6 million compared to net income attributable to common stockholders of $1.4 million (or $0.33 per diluted common share) for the three months ended December 31, 2018.

Net income for the year ended December 31, 2019 totaled $9.6 million and increased $5.3 million, or 124.7%, compared to net income of $4.3 million for the year ended December 31, 2018.  Net income attributable to common stockholders for the year ended December 31, 2019, totaled $9.8 million (or $2.03 per diluted common share) and increased $5.5 million compared to net income attributable to common stockholders of $4.3 million (or $1.00 per diluted common share) for the year ended December 31, 2018.

Net interest income.  Net interest income totaled $6.0 million for the quarter ended December 31, 2019 and increased $1.1 million, or 22.1%, compared to net interest income of  $4.9 million for the quarter ended December 31, 2018.  The increase in net interest income was primarily due to a $2.5 million, or 34.5%, increase in interest income, partially offset by a $1.4 million, or 60.8%, increase in interest expense.  The increase in interest income was primarily attributed to a $209.2 million, or 35.8%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans and loans held for sale, partially offset by a 5bps decrease in average yield on interest-earning assets.  The increase in interest expense was attributed to a $175.4 million, or 37.8%, increase in average interest-bearing liabilities and a 34bps increase in the average cost of funds on interest-bearing liabilities.    The net interest margin of 3.04% for the quarter ended December 31, 2019 decreased 34bps compared to the net interest margin of 3.38% for the quarter ended December 31, 2018.

Net interest income totaled $21.7 million for the year ended December 31, 2019 and increased $3.8 million, or 21.3%, compared to net interest income of $17.9 million for the year ended December 31, 2018.  The increase in net interest income was primarily due to a $10.2 million, or 41.1%, increase in interest income, partially offset by a $6.4 million, or 91.6%, increase in interest expense.  The increase in interest income was primarily attributed to a $180.0 million, or 34.3%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans and loans held for sale, and a 23bps increase in average yield on interest-earning assets.  The increase in interest expense was attributed to a $154.4 million, or 37.7%, increase in average interest-bearing liabilities and a  67bps increase in the average cost of funds on interest-bearing liabilities.    The net interest margin of 3.08% for the year ended December 31, 2019 decreased 33bps compared to the net interest margin of 3.41% for the year ended December 31, 2018.

Provision for loan and lease losses.  There was no provision for loan and lease losses for the quarter ended December 31, 2019 or the quarter ended December 31, 2018, which is due to strong credit quality and net recoveries.  Net recoveries for the quarter ended December 31, 2019 totaled $81,000, compared to net recoveries of $7,000 for the quarter ended December 31, 2018.

There was no provision for loan and lease losses for the year ended December 31, 2019 or the year ended December 31, 2018, which is due to strong credit quality and net recoveries.  Net recoveries for the year ended December 31, 2019 totaled $126,000, compared to net recoveries of $42,000 for the year ended December 31, 2018.

Noninterest income.  Noninterest income for the quarter ended December 31, 2019 totaled $4.2 million and increased $3.3 million, or 385.3%, compared to $860,000 for the quarter ended December 31, 2018.  The increase was primarily due to a $3.2 million increase in net gain on sale of loans.  The increase in net gain on sale of loans was primarily a result of increased sales volume related to our residential mortgage lending business.

Noninterest income for the year ended December 31, 2019 totaled $11.7 million and increased $9.0 million, or 331.5%, compared to $2.7 million for the year ended December 31, 2018.  The increase was primarily due to a $8.8 million increase in net gain on sale of loans.  The increase in net gain on sale of loans was primarily a result of increased sales volume related to our residential mortgage lending business.

Noninterest expense.  Noninterest expense for the quarter ended December 31, 2019 totaled $6.4 million and increased $2.2 million, or 54.5%, compared to $4.2 million for the quarter ended December 31, 2018.  The increase in noninterest expense during the three months ended December 31, 2019 was primarily due to a $988,000 increase in salaries and employee benefits expense,  a  $551,000 increase in advertising and marketing expense and a $350,000 increase in professional fee expense. The increase in salaries and employee benefits expense was primarily due to the expansion of our residential mortgage lending business, consistent with our focus on driving noninterest income, coupled with an increase in personnel to support our growth, infrastructure and risk management practices.  The increase in advertising and marketing expense was primarily due to increased expenditures related to leads-based marketing to drive revenue growth in our residential mortgage lending business.  The increase in professional fees was related to increased activities and volumes in our residential mortgage business.

Noninterest expense for the year ended December 31, 2019 totaled $21.4 million and increased $6.1 million, or 40.0%, compared to $15.3 million for the year ended December 31, 2018.  The increase in noninterest expense during the year ended December 31, 2019 was primarily due to a $3.0 million increase in salaries and employee benefits expense,  a $1.4 million increase in advertising and marketing expense and a $580,000 increase in professional fee expense. The increase in salaries and employee benefits expense was primarily due to the expansion of our residential mortgage lending business, consistent with our focus on driving noninterest income, coupled with increases in personnel due to our geographic expansion and to support our growth, infrastructure and risk management practices.  The increase in advertising and marketing expense was primarily due to increased expenditures related to leads-based marketing to drive revenue growth in our residential mortgage lending business.  The increase in professional fees was related to increased activities and volumes in our residential mortgage business.

Income tax expense.  Income tax expense was $765,000 for the quarter ended December 31, 2019,  an increase of $412,000, compared to $353,000 for the quarter ended December 31, 2018.  The effective tax rate for the quarter ended December 31, 2019 was approximately 20.2%, as compared to approximately 21.4% for the quarter ended December 31, 2018.

Income tax expense was $2.4 million for the year ended December 31, 2019, an increase of $1.3 million, compared to $1.1 million for the year ended December 31, 2018.  The effective tax rate for the year ended December 31, 2019 was approximately 20.3%, as compared to approximately 19.8% for the year ended December 31, 2018.

Balance Sheet Activity

General.  Assets totaled $880.5 million at December 31, 2019 and increased $215.5 million, or 32.4%, from $665.0 million at December 31, 2018.  The increase was primarily due to a $118.3 million increase in loans held for sale, and a $112.6 million increase in net loan balances, partially offset by a $21.4 million decrease in cash and cash equivalents.

Cash and cash equivalents.  Cash and cash equivalents totaled $45.9 million at December 31, 2019, and decreased  $21.4 million, or 31.8%, from $67.3 million at December 31, 2018.  The decrease in cash and cash equivalents was primarily attributed to an increase in loans and loans held for sale, partially offset by an increase in deposit balances.

Securities.  Securities available for sale totaled $8.2 million at December 31, 2019, and decreased  $1.9 million, or 19.2%, compared to $10.1 million at December 31, 2018.  The decrease was primarily due to principal maturities.

Loans held for sale.  Loans held for sale totaled $135.7 million at December 31, 2019 and increased $118.3 million, or 680.6%, from $17.4 million at December 31, 2018.  The increase was due to increased mortgage volume activity.

Loans and Leases.    Net loans and leases totaled $663.3 million at December 31, 2019, and increased $112.6 million, or 20.5%, from $550.7 million at December 31, 2018.  The increase was primarily due to  a  $74.1 million increase in commercial real estate loan balances and a $43.8 million increase in commercial loan balances,  partially offset by an  $8.4 million decrease in multi-family loan balances.  The increases in the aforementioned loan balances were primarily due to increased sales activity and new relationships.

Allowance for loan and lease losses (ALLL).    The allowance for loan and lease losses totaled $7.1 million at December 31, 2019, and increased $126,000, or 1.8%, from  $7.0 million at December 31, 2018.  The increase in the ALLL is due to net recoveries during the year ended December 31, 2019.  The ratio of the ALLL to total loans was 1.06% at December 31, 2019, compared to 1.26% at December 31, 2018.

Deposits.  Deposits totaled $746.3 million at December 31, 2019, an increase of $166.5 million, or 28.7%, from $579.8 million at December 31, 2018.  Interest-bearing deposit accounts increased to $630.8 million at December 31, 2019, from $468.3 million at December 31, 2018.  The increase in interest-bearing accounts is primarily attributed to a  $93.1 million increase in money market account balances, a $90.5 million increase in certificate of deposit account balances, and a $2.3 million increase in saving account balances, partially offset by a $23.4 million decrease in interest-bearing checking account balances.  The increase in certificate of deposit account balances was due to a combination of increases in retail, brokered and listing service certificates of deposit.  The increases in money market, certificate of deposit and savings account balances were primarily due to increases in customer relationships and balances from on-going sales and marketing activities. The decrease in interest-bearing checking account balances was due to the timing of certain large customer transactions. The increase in noninterest-bearing checking accounts was due to increases in customer relationships and balances.

Stockholders’ equity. Stockholders’ equity totaled $80.7 million at December 31, 2019, an increase of $35.1 million, or 77.1%, from $45.6 million at December 31, 2018.  The increase in total stockholders’ equity was primarily attributed to the private placement of approximately $23.6 million of equity (net of offering costs) in October 2019, net income, as well as the exercise of outstanding warrants to purchase common stock of the Company.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank has a presence in four major metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron-  as well as its two branch locations in Columbiana County, Ohio.  Also,  in  March 2019, CFBank opened a branch location in Blue Ash, Ohio, which is its second location in the Cincinnati market.    CFBank provides personalized Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses.  Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management.  In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

This earnings release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, those detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A.  Risk Factors” of Part I of our Form 10-K filed with SEC for the year ended December 31, 2018.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Year ended
	December 31,			December 31,
	2019	2018	% change	2019	2018	% change
Total interest income	$9,813	$7,294	35%	$35,104	$24,886	41%
Total interest expense	3,773	2,346	61%	13,404	6,997	92%
Net interest income	6,040	4,948	22%	21,700	17,889	21%

Provision for loan and lease losses	-	-	n/m	-	-	n/m
Net interest income after provision for loan and lease losses	6,040	4,948	22%	21,700	17,889	21%

Noninterest income
Service charges on deposit accounts	145	127	14%	553	491	13%
Net gain on sales of loans	3,832	659	481%	10,767	1,927	459%
Other	197	74	166%	400	298	34%
Noninterest income	4,174	860	385%	11,720	2,716	332%

Noninterest expense
Salaries and employee benefits	3,161	2,173	45%	11,170	8,199	36%
Occupancy and equipment	241	219	10%	965	792	22%
Data processing	406	294	38%	1,350	1,027	31%
Franchise and other taxes	136	37	268%	454	345	32%
Professional fees	763	413	85%	1,855	1,275	45%
Director fees	146	112	30%	547	413	32%
Postage, printing and supplies	48	44	9%	225	189	19%
Advertising and marketing	940	389	142%	2,829	1,393	103%
Telephone	57	45	27%	201	158	27%
Loan expenses	61	44	39%	232	116	100%
Foreclosed assets, net	-	6	n/m	(9)	6	n/m
Depreciation	85	60	42%	316	248	27%
FDIC premiums	178	157	13%	529	485	9%
Regulatory assessment	41	43	-5%	165	146	13%
Other insurance	27	23	17%	99	86	15%
Other	136	100	36%	451	397	14%
Noninterest expense	6,426	4,159	55%	21,379	15,275	40%

Income before income taxes	3,788	1,649	130%	12,041	5,330	126%
Income tax expense	765	353	117%	2,440	1,057	131%
Net Income	$3,023	$1,296	133%	$9,601	$4,273	125%
Accretion of discount and value of warrants exercised related to Series B preferred stock	-	126	n/m	219	62	253%
Net Income attributable to common stockholders	$3,023	$1,422	113%	$9,820	$4,335	127%

Share Data
Basic earnings per common share	$0.51	$0.33		$2.05	$1.02
Diluted earnings per common share	$0.51	$0.33		$2.03	$1.00

Average common shares outstanding - basic	5,062,244	4,298,649		4,581,465	4,260,617
Average common shares outstanding - diluted	5,111,603	4,349,707		4,628,564	4,343,730

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(unaudited)	2019	2019	2019	2019	2018
Assets
Cash and cash equivalents	$45,879	$37,299	$34,323	$95,993	$67,304
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	8,174	9,183	10,189	9,144	10,114
Loans held for sale	135,711	82,382	52,184	27,920	17,385
Loans and leases	670,441	637,516	605,724	571,580	557,695
Less allowance for loan and lease losses	(7,138)	(7,057)	(7,029)	(7,024)	(7,012)
Loans and leases, net	663,303	630,459	598,695	564,556	550,683
FHLB and FRB stock	4,008	3,969	3,816	3,816	3,476
Foreclosed assets, net	-	-	-	-	38
Premises and equipment, net	3,991	4,052	4,032	3,875	3,864
Operating lease right of use assets	1,780	1,874	1,967	2,057	-
Bank owned life insurance	5,345	5,309	5,272	5,237	5,203
Accrued interest receivable and other assets	12,254	11,810	10,415	7,781	6,858
Total assets	$880,545	$786,437	$720,993	$720,479	$665,025

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$115,530	$110,378	$106,716	$130,563	$111,445
Interest bearing	630,793	575,569	521,870	501,266	468,341
Total deposits	746,323	685,947	628,586	631,829	579,786
FHLB advances and other debt	29,017	22,500	18,500	18,500	19,500
Advances by borrowers for taxes and insurance	929	509	340	398	827
Operating lease liabilities	1,960	2,062	2,163	2,261	-
Accrued interest payable and other liabilities	6,846	6,741	5,698	5,081	4,586
Subordinated debentures	14,806	14,796	14,786	14,776	14,767
Total liabilities	799,881	732,555	670,073	672,845	619,466

Stockholders' equity	80,664	53,882	50,920	47,634	45,559
Total liabilities and stockholders' equity	$880,545	$786,437	$720,993	$720,479	$665,025

Consolidated Financial Highlights
	At or for the three months ended					At or for the year ended
($ in thousands except per share data)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,	December 31,
(unaudited)	2019	2019	2019	2019	2018	2019	2018
Earnings
Net interest income	$6,040	$5,331	$5,229	$5,100	$4,948	$21,700	$17,889
Provision for loan and lease losses	$-	$-	$-	$-	$-	$-	$-
Noninterest income	$4,174	$3,287	$2,565	$1,694	$860	$11,720	$2,716
Noninterest expense	$6,426	$5,328	$4,931	$4,694	$4,159	$21,379	$15,275
Net Income	$3,023	$2,617	$2,280	$1,681	$1,296	$9,601	$4,273
Accretion of discount and value of warrants exercised related to Series B preferred stock	$-	$36	$157	$26	$126	$219	$62
Net income attributable to common stockholders	$3,023	$2,653	$2,437	$1,707	$1,422	$9,820	$4,335
Basic earnings per common share	$0.51	$0.59	$0.55	$0.39	$0.33	$2.05	$1.02
Diluted earnings per common share	$0.51	$0.59	$0.55	$0.39	$0.33	$2.03	$1.00

Performance Ratios (annualized)
Return on average assets	1.45%	1.41%	1.28%	1.00%	0.84%	1.30%	0.78%
Return on average equity	16.83%	20.12%	18.77%	14.57%	11.74%	17.57%	10.11%
Average yield on interest-earning assets	4.94%	5.00%	5.01%	4.98%	4.99%	4.98%	4.75%
Average rate paid on interest-bearing liabilities	2.36%	2.45%	2.42%	2.27%	2.02%	2.38%	1.71%
Average interest rate spread	2.58%	2.55%	2.59%	2.71%	2.97%	2.60%	3.04%
Net interest margin, fully taxable equivalent	3.04%	3.02%	3.08%	3.20%	3.38%	3.08%	3.41%
Efficiency ratio	62.91%	61.82%	63.27%	69.09%	71.61%	63.97%	74.13%
Noninterest expense to average assets	3.09%	2.87%	2.77%	2.80%	2.71%	2.89%	2.78%

Capital
Tier 1 capital leverage ratio (1)	10.58%	10.03%	9.44%	9.60%	10.13%	10.58%	10.13%
Total risk-based capital ratio (1)	12.96%	12.09%	11.95%	12.45%	12.37%	12.96%	12.37%
Tier 1 risk-based capital ratio (1)	11.97%	11.01%	10.79%	11.20%	11.12%	11.97%	11.12%
Common equity tier 1 capital to risk weighted assets (1)	11.97%	11.01%	10.79%	11.20%	11.12%	11.97%	11.12%
Equity to total assets at end of period	9.16%	6.85%	7.06%	6.61%	6.85%	9.16%	6.85%
Book value per common share	$12.40	$12.00	$11.39	$10.84	$10.51	$12.40	$10.51
Tangible book value per common share	$12.40	$12.00	$11.39	$10.84	$10.51	$12.40	$10.51
Period-end market value per common share	$13.95	$12.45	$12.04	$12.82	$11.69	$13.95	$11.69
Period-end common shares outstanding	5,376,454	4,490,275	4,471,365	4,392,296	4,335,062	5,376,454	4,335,062
Average basic common shares outstanding	5,062,244	4,488,399	4,412,726	4,355,748	4,298,649	4,581,465	4,260,617
Average diluted common shares outstanding	5,111,603	4,525,449	4,452,637	4,417,775	4,349,707	4,628,564	4,343,730

Asset Quality
Nonperforming loans	$2,439	$2,423	$2,418	$2,078	$377	$2,439	$377
Nonperforming loans to total loans	0.36%	0.38%	0.40%	0.36%	0.07%	0.36%	0.07%
Nonperforming assets to total assets	0.28%	0.31%	0.34%	0.29%	0.06%	0.28%	0.06%
Allowance for loan and lease losses to total loans	1.06%	1.11%	1.16%	1.23%	1.26%	1.06%	1.26%
Allowance for loan and lease losses to nonperforming loans	292.66%	291.25%	290.69%	388.02%	1859.95%	292.66%	1859.95%
Net charge-offs (recoveries)	$(81)	$(28)	$(5)	$(12)	$(7)	$(126)	$(42)
Annualized net charge-offs (recoveries) to average loans	(0.05%)	(0.02%)	0.00%	(0.01%)	(0.01%)	(0.02%)	(0.01%)

Average Balances
Loans	$648,160	$618,586	$590,088	$557,527	$525,483	$603,590	$468,778
Assets	$832,486	$741,716	$712,132	$671,038	$613,903	$739,343	$550,077
Stockholders' equity	$71,849	$52,018	$48,576	$46,142	$44,146	$54,646	$42,247

(1)  Regulatory capital ratios of CFBank